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Exhibit 10.3

                               THE PLAYERS NETWORK
                              EMPLOYMENT AGREEMENT
            CHIEF EXECUTIVE OFFICER, PRESIDENT AND EXECUTIVE PRODUCER


         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made as of January 1, 2000, by and between Mark Bradley Feldgreber ("EMPLOYEE") and The Players Network, a Nevada corporation ("EMPLOYER").

         WHEREAS, Employee is the founder and a major continuing creative force within Employer and essential to its growth and development.

         WHEREAS, Employee's abilities and services are unique and essential to the prospects of Employer.

         WHEREAS, Employer desires to employ Employee as its president and executive producer, and Employer desires to retain Employee as a member of its board of directors, and Employee desires to accept such positions, including the directorship subject to shareholder approval.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties hereby agree as follows.

         CONDITION PRECEDENT: The duties of both of the parties hereto are expressly conditioned on the approval of this Agreement by a majority of the disinterested members of the board of directors.

         SECTION 1.  EMPLOYMENT.

                  1.1 TERM. Employer shall employ Employee, and Employee shall serve Employer for five (5) years commencing on the date of this Agreement, subject to the provisions set forth below.

                  1.2      DUTIES.

                  (A) CAPACITY. So long as he is employed by Employer, but subject to the final two sentences of this paragraph, Employee shall be employed as Employer's Chief Executive Officer, President and Executive Producer and shall perform such duties as are generally applicable to an employee in such position, including, but not limited to those duties determined by the Board of Directors of Employer. In such capacities, Employee shall be responsible for the day-to-day operations of Employer's business, the implementation of policies established by the board of directors and the control of the creative direction of Employer and maintenance of its overall image. The parties recognize that as Employer's business grows and becomes more complicated, diverse and demanding of executive management, Employer expects to hire additional individuals who will assume some of the duties for which Employee is currently responsible, and will likely give such individuals the office and title of Chief Executive Officer,

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President  or Executive  Producer.  As and when one or more  individuals  are so hired by Employer to undertake some portion or portions of Employee's current duties, the balance of his duties and titles shall remain unaffected and his compensation from Employer shall remain unaffected.

                  (B) SCHEDULE. So long as he is employed by Employer, Employee shall serve on a substantially full-time basis and shall devote substantially all of Employee's working time and attention as necessary to faithfully and fully carry-out his duties; provided, however, Employee may (i) serve as a director of other business organizations, (ii) devote time to and invest in noncompeting side activities, provided that such activities do not individually or in the aggregate interfere with his duties so as to adversely affect Employer's business and provided the Board of Directors of Employer consents in writing thereto. Employee may purchase securities in any company provided that such purchase shall not result in his owning beneficially at any time 10 percent or more of the equity securities of such entity engaged in a business competitive to that of Employer. Employee shall at all times perform his duties and obligations faithfully and diligently and to the best of Employee's ability.

                  (C) KEY MAN INSURANCE. Employer may for its benefit and at its own expense insure Employer's life. Employee shall submit to such physical examination and supply such information as may be reasonably required in connection therewith.

                  1.3 COMPENSATION. As compensation for the services to be rendered during such period and the other obligations undertaken by Employee hereunder, Employee shall be entitled to the following compensation:

                  (A) SALARY. Subject to increase pursuant to the cost of living adjustment described below, Employer shall pay to Employee an annual base salary of One Hundred Thousand Dollars ($100,000) during the first year of the term of this Agreement, One Hundred Twenty-Five Thousand Dollars ($125,000) during the second year and One Hundred Fifty Thousand Dollars ($150,000) during the third and subsequent years of the term of this Agreement (the "BASE SALARY") or such greater amount as may be determined upon a review of Employee's performance to be undertaken by Employer's Board of Directors (the "BOARD"), at its sole discretion, at least once annually and which has been approved by at least fifty-one percent (51%) of the members of the Board. Installments of Employee's Base Salary shall be payable at least biweekly. Employee's Base Salary at the commencement of the second and each subsequent year shall be adjusted to provide for all cost of living increases based upon the percentage increase (if any) in the Consumer Price Index for All Urban Consumers (1967=100; All Cities), prepared by the United States Bureau of Labor Statistics, or any successor thereto, over said Index in effect at the commencement of the preceding calendar year.

                  (B) EXECUTIVE PRODUCER ROYALTY. Employer shall pay Employee a royalty ("Executive Producer Royalty") with respect to instructional videoprograms, gambling news broadcasts or other programs or shows, such as PN News, Inside the Books, Neon Buzz, Tournaments Today and Game Watch (each, a "product") presented in any medium, which meet all three of the following criteria:

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                  (i) The product is directly or indirectly supervised in all of its development and execution by Employee as primary or co-supervisor or overseeing executive; and

                  (ii) The product is licensed, sold or otherwise exploited by entities other than Employer; and

                  (iii) Such other entities pay a fee, royalty, rental, purchase price or other payment to Employer in exchange for a license in any and all broadcast and distribution media and markets or title to the product.

If all of the foregoing criteria are met with respect to a product, Employer shall account in writing for and pay to Employee the Executive Producer Royalty in an amount equal to ten percent (10%) of all amounts described in clause (iii) immediately above received by Employer during the preceding calendar quarter. Employer shall pay to Employee the Executive Producer Royalty within twenty (20) days following each calendar quarter notwithstanding the expiration or termination of this Agreement. Employer shall pay the Executive Producer Royalty to Employee's estate and successors-in-interest following his death. Employee and his successors in interest shall have the right to audit the books and records of Employer to determine whether the Executive Producer Royalty has been paid properly in accordance with the requirements of this Agreement, notwithstanding the expiration or termination of this Agreement.

                  (C) BENEFITS. Employee shall be entitled to participate in all employee benefit programs established by the Board from time to time for employees or executives of Employer to the extent that executives or senior management employees of Employer generally are eligible to participate in such programs. Employee shall be further entitled to an annual paid vacation of four
(4) weeks and other benefits in accordance with Employer's policies as from time to time established by the Board and the following: $500,000 term life insurance (with beneficiary to be designated by Employee); disability insurance covering seventy percent (70%) of Employee's monthly compensation; full medical and dental insurance for Employee and his immediate family, automobile operating insurance and maintenance expenses; automobile lease payments; cell phone acquisition and operating expenses; and Young Presidents Organization dues.

                  (D) PERFORMANCE BONUS AND WARRANTS AGREEMENT. Concurrently with execution of this Employment Agreement, the parties shall enter into a Performance Bonus and Warrants Agreement.

                  (E) REIMBURSEMENT OF EXPENSES. Subject to such rules and procedures which from time to time are reasonably specified by the Board, Employer shall reimburse Employee for reasonable and necessary business expenses incurred in the performance of Employee's duties under this Agreement, including without limitation travel, entertainment, gifts and promotional expenses.

                  (F) SEVERANCE COMPENSATION FOR TERMINATION WITHOUT CAUSE. In the event that Employee's employment is terminated by Employer for any reason (other than as a result of the termination of this Agreement pursuant to SECTIONS 3.1, 3.2 OR 3.3) (an "INVOLUNTARY TERMINATION"), Employee shall be entitled to receive from Employer an amount equal to Employee's then-current Base Salary during the period commencing on the effective date of an Involuntary

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Termination  and ending  thirty-six (36) months after the date of an Involuntary
Termination. Such amount shall be paid in equal biweekly installments over such thirty-six-month period, with the first such payment to be made within fourteen
(14) days of the date of such termination. The Company shall continue to pay all of Employee's automobile lease, operating, insurance and maintenance costs during said thirty-six-month period. At the Company's expense Employee and Employee's family also shall be entitled to continue to be covered by all benefits generally described above and in effect immediately prior to the date of Employee's termination, for a period of sixty (60) months thereafter. In the event Employee is ineligible under the terms of such insurance to continue to be
covered,   the  Company  shall  provide  Employee  and  Employee's  family  with substantially equivalent coverage through other sources or will provide Employee with a lump sum payment equal to the agreed upon present value of the continuation of such insurance coverage to which Employee is entitled under this
SECTION 1.3(D).

                  (G) STOCK VESTING ACCELERATION. In the event Employee dies, becomes disabled, is dismissed from Employer's employment without cause, or his employment is terminated by him for Good Reason (defined below), then all unvested and unexercisable stock options and warrants issued by Employer to Employee shall then accelerate, vest and be exercisable immediately.

         SECTION 2.   NONDISCLOSURE AND NONCOMPETITION.

                  2.1 NONDISCLOSURE. Employee recognizes the interests of Employer in maintaining the confidential nature of its proprietary, and other business and commercial information. In consideration thereof, Employee shall not (except as authorized in writing by Employer or in the ordinary and normal course of performing his duties hereunder) during his employment hereunder and for a period ending one (1) year after the date Employee's employment by Employer is terminated for any reason, directly or indirectly, publish, disclose or use, or authorize anyone else to publish, disclose or use, any secret or confidential matter, or proprietary or other information not otherwise available in the public domain and acquired by Employee during his employment hereunder or through representation on Employer's Board, relating to any aspect of the operations, activities, or obligations of Employer, including, without limitation, any confidential material or information relating to Employer's business, customers, suppliers, trade or industrial practices, trade secrets, technology, know-how or intellectual property. All records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, equipment and other materials relating to Employer shall be and remain the sole property of Employer. Upon termination of Employee's employment hereunder, Employee shall not remove from Employer's premises or retain any of the materials described in this SECTION 2.1, except with the prior written consent of Employer and all such materials in Employee's possession shall be delivered promptly to Employer.

                  2.2 NONCOMPETITION. Employee covenants and agrees that, except for activities which are expressly permitted by SECTION 1.2(B):

                  (A) So long as he is employed by Employer, Employee shall not, without the prior written consent of Employer, directly or indirectly, as an employee, employer, agent, principal, proprietor, partner, stockholder,

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consultant,  director,  or corporate officer,  engage in any business that is in competition with the business of Employer.

                  (B) If the scope of any restrictions contained in subparagraph
(a) is too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restrictions.

                  2.3 SPECIFIC PERFORMANCE. Employee acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of this SECTION 2 would be inadequate and, in recognition of this fact, Employee agrees that in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                  SECTION 3.  TERMINATION.

                  3.1 DEATH. This Agreement shall terminate upon Employee's death. In the event of Employee's death while in the employ of Employer,
Employer shall pay to the such person or persons as the Employee may specifically designate (successively or contingently) by filing a written beneficiary designation with Employer during Employee's lifetime ("DESIGNATED BENEFICIARIES") 100% of Employee's Base Salary as in effect immediately prior to Employee's death, payable to Employee's Designated Beneficiaries at the beginning of each month for a period of twelve (12) months following Employee's death. In addition, Employee's surviving spouse, if any, shall continue to be covered by all medical, health and accident insurance, and for the same coverage, maintained for Employee's benefit immediately prior to the date of Employee's death, for a period of eighteen (18) months thereafter. In the event Employee's surviving spouse is ineligible under the terms of such insurance to continue to be so covered, the Company shall provide substantially equivalent coverage through other sources or will provide the Employee's surviving spouse with the lump sum payment equal to the agreed upon present value of the continuation of such insurance coverage under this SECTION 3.1.

                  3.2 CAUSE. Employer shall have the right to terminate this Agreement and Employee's employment hereunder for cause upon written notice to Employee. The term "CAUSE" shall mean Employee must have (i) been willful, gross or persistent in Employee's inattention to Employee's duties or Employee committed acts which constitute willful or gross misconduct (in any case after written notice of the same has been given to Employee and he has been given an opportunity to cure the same within thirty (30) days after such notice), (ii) committed fraud or (iii) been convicted of a felony. If Employee's employment is terminated for cause (as defined above) and Employee does not consent to such termination, such termination shall not be considered effective and Employee's rights under this Agreement during the Term of Employment shall continue until the existence of such cause has been determined by an independent arbitrator appointed by the American Arbitration Association and either party's rights to petition a court of law for a decision in the matter have been exhausted. In connection with the appointment of an arbitrator, both parties agree to submit the question to final and binding arbitration by an appointee of the American

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Arbitration Association and to cooperate with the arbitrator,  with all costs of arbitration paid by the Employer.

                  3.3 VOLUNTARY TERMINATION BY EMPLOYEE. In the event that Employee's employment with Employer is voluntarily terminated by Employee without Good Reason (as defined below), Employer shall have no further obligations hereunder from and after the effective date of such termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity. Notwithstanding the preceding sentence, in the event that Employee's employment with Employer is voluntarily terminated by Employee with Good Reason, Employee shall be entitled to receive his Base Salary (at the rate in effect immediately prior to such termination) during the period commencing on the effective date of such termination and ending thirty-six (36) months after the date of such termination, as if Employee were still employed hereunder during such period. Employee and his family shall also be entitled to continue to be covered by all employee benefits generally described in Section
1.3 above and in effect immediately prior to the date of Employee's termination, for a period of twelve (12) months thereafter. In the event Employee is ineligible under the terms of such insurance to continue to be so covered, Employer shall provide Employee with substantial equivalent coverage through other sources or will provide Employee with a lump sum payment equal to the agreed upon present value of the continuation of such insurance coverage to which Employee is entitled under this SECTION 3.3. For purposes of this Agreement, Good Reason shall mean any of the following which occurs subsequent to the date of this Agreement:

                           (A) a substantial  reduction in Employee's  position,
duties, responsibilities and
status with Employer inconsistent with Employee's duties, responsibilities and status immediately prior to a change in Employee's title or offices, or any removal of Employee from or any failure to reelect Employee to any of such positions, except in connection with the termination of his or her employment for disability, retirement or cause or by Employee other than for Good Reason;

                           (B) a reduction by Employer in Employee's Base Salary
as in effect immediately
prior to any such reduction without Employee's consent, or Employer's failure to increase (within 12 months of Employee's last increase in Base Salary) the Employee's Base Salary in an amount which at least equals, on a percentage basis, 50% of the average percentage increase (determined without regard to Employee) in base salary for all executive employees of Employer effected in the preceding twelve (12) months;

                           (C) a requirement  that  Employee  travel on business
for Employer to an extent
materially greater than Employee's normal business travel obligations, or a relocation of Employee to a location more than 25 miles from Employee's residence at the date of such proposed relocation;

                           (D) any material  breach by Employer of any provision
of this Agreement or any
other agreement with Employee;

                           (E) any failure by Employer to obtain the  assumption
of this Agreement by any
successor or assign of Employer; or

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                           (F)  Employee's  permanent   disability,   which  for
purposes of this Agreement shall
mean Employee's inability to perform his or her duties under this Agreement for 180 days during any nine-month period due to illness, accident or other incapacity (as determined in good faith by a physician mutually acceptable to Employer and Employee) or if the physician selected by Employee and Employer examines Employee and advised Employer that it is likely that Employee will be unable to perform such duties for 180 days during the succeeding nine-month period.

         SECTION 4.   ADDITIONAL EMPLOYER COVENANTS.

                  4.1 INDEMNIFICATION OF EMPLOYEE. Employer shall defend and indemnify Employee at Employer's sole expense to the full extend of Nevada law with respect to all claims, causes of action and adversarial proceedings of every nature to which Employee is or may become subjected in his role as an officer or director of Employer. Employer's indemnification duty shall survive the termination or expiration of this Agreement.

                  4.2 RIGHT OF FIRST REFUSAL. Before Employer disposes of all or any substantial portion of its assets (the Assets) to any third party, Employer shall offer in writing to Employee the opportunity to purchase such assets. Said writing shall identify the name and address of the third party or parties to whom Employer otherwise proposes to sell the Assets, as well as the terms and conditions of the proposed sale. Employee shall have the right to purchase the Assets at the price and on the terms specified in said written notice during the ninety-day period following receipt of said notice from Employer. In the event Employee does not exercise his right within said ninety-day period (or in the event he sooner waives such right), Employer shall have the right for a period of thirty (30) days thereafter to dispose of only those Assets covered by the notice, but only to the third party or parties and on the terms and conditions specified in the notice. In the event the assets are not so disposed of by the end of said thirty-day period, the Assets again shall become subject to the terms of this Agreement. For purposes of this section, the term "DISPOSED" includes, but is not limited to, sale, assignment, transfer, gift and any other form of voluntary conveyance.

         SECTION 5.  MISCELLANEOUS.

                  5.1 AMENDMENT. This Agreement may be amended only be writing executed by the parties hereto, which has been approved by the Board.

                  5.2 EXPENSES. Employer shall pay or reimburse Employee for all costs and expenses (including court costs and reasonable attorney's fees) incurred by Employee as a result of any claim, action or proceeding arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof.

                  5.3 MITIGATION. In the event of a termination of Employee's employment for any reason, Employee shall not be required to seek other employment; in addition, no amount payable under this Agreement shall be reduced by any compensation earned by Employee as a result of employment by another employer after such termination of employment with Employer.

                  5.4 ENTIRE AGREEMENT. This Agreement and the other agreements expressly referred to herein set forth the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior contracts,

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agreements,  arrangements,  communications,   discussions,  representations  and
warranties, whether oral or written, between the parties regarding the subject matter hereof.

                  5.5 NOTICES. Any notice, request, consent and other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon the earlier of receipt or five (5) days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties (and to the persons to whom copies shall be sent) at their respective addresses set forth below.

         IF TO EMPLOYER:            The Players Network
                                    4620 Polaris Avenue
                                    Las Vegas, Nevada  89103
                                    Attention:  Board of Directors
         IF TO EMPLOYEE:            Mark Bradley Feldgreber
                                    4620 Polaris Avenue
                                    Las Vegas, Nevada  89103

Any party by written  notice to the other  party given in  accordance  with this
SECTION 4.3 may change the address or the persons to whom notices or copies thereof shall be directed.

                  5.6 SUCCESSORS AND ASSIGNMENT. This Agreement shall bind and inure to the benefit of the successors, heirs and personal representatives of each of the parties hereto, and may not be assigned by Employee, in whole or in part, and any attempt to do so shall be null and void.

                  5.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada.

                  5.8 SEVERABILITY. If any provision of this Agreement shall be adjudicated to be, in whole or in part, invalid, ineffective or unenforceable, the remaining provisions of this Agreement shall not be affected thereby. The invalid, ineffective and unenforceable provision shall, without further action by the parties, be automatically amended to effect so much of the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

                  5.9 WAIVERS. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement, by the other party shall not be construed as, or constitute, a continuing waiver of such provisions, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

                  5.10 HEADINGS. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

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                  5.11  COUNTERPARTS.  This  Agreement  may be  executed  in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same Agreement.


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                  5.12  ENFORCEMENT.  In the event that either party  resorts to legal action to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party the costs of such action so incurred, including, without limitation, reasonable attorneys' fees.

                  IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

                                                     THE PLAYERS NETWORK


Dated:  ________________________    By:_____________________________
                                            PETER RONA


Dated:_________________________     By:______________________________
                                            DARIUS IRANI


Dated:_________________________     By:______________________________
                                            JOOST VAN ADELSBERG



Dated:_________________________     __________________________________
                                            MARK BRADLEY FELDGREBER


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